Exhibit 99.1

Earnings Release

Contact:	Raymond J. Pacini
	Chief Executive Officer	March 7, 2007
949-250-7781

CALC Reports Annual Results

Financial and Operating Highlights – 2006 vs. 2005

•                  Full year homebuilding revenues of $95.7 million, up 53% year-over-year from delivery of 147 homes compared with 113 homes in 2005

•                  Gross operating profit from homebuilding of $13.6 million, up 9% year-over-year, reflecting an increase in home deliveries and revenues, partially offset by a decrease in gross margin from 19.9% to 14.2% due to industry-wide slowdown

•                  Net income of $5.6 million, or $0.53 per diluted share in 2006

IRVINE, California — California Coastal Communities, Inc. (NASDAQ:CALC) reported net income of $5.6 million, or $0.53 per diluted share, for the year ended December 31, 2006.  The full year results reflect the delivery of 147 homes at the Company’s homebuilding projects in four Southern California counties, generating $13.6 million of gross operating profit.  Gross operating profit was partially offset by net operating expenses of $4.1 million and income taxes of $3.9 million, resulting in net income of $5.6 million.

Raymond J. Pacini, CEO of the Company stated: “We are pleased to report that our homebuilding operations generated growth in revenues and gross operating profits during 2006 despite the challenges in our industry last year.  We expect these challenges to continue for most of 2007. Due to the substantial decline in our backlog compared with a year ago and fierce competition from large national homebuilders as they try to reduce inventories, we do not expect favorable comparisons for the first three quarters of 2007 compared with similar periods of 2006. Given conditions in the Inland Empire and Lancaster markets that we are currently selling in, we may not be able to generate enough gross operating profits during the first three quarters of 2007 to cover SG&A expenses. The progress we are making at our Brightwater project on the Bolsa Chica mesa makes us optimistic about the future of our Company. The site’s spectacular location, the extremely limited supply of new homes on the coast of Southern California and the absence of significant competition from other homebuilders in the Huntington Beach market create a unique opportunity.  We are planning to complete model homes for two of the four products and open for sale this summer, with first deliveries expected in the fourth quarter of 2007generating significant gross operating profits.”

The Company’s 105-acre Brightwater project overlooks the Pacific Ocean and the Bolsa Chica wetlands in Orange County, California. It is the largest asset in the Company’s portfolio, representing approximately 47% of total assets as of December 31, 2006.  The Brightwater project was appraised at $302 million as of July 6, 2006 compared with its book value at June 30, 2006 of $142 million.  Brightwater is currently expected to generate gross margins that are approximately two to three times the Company’s 2006  homebuilding margins due to the Company’s low book basis in Brightwater; however, there can be no assurance that lower margins will not be realized. The 356-home Brightwater residential community will offer a broad mix of home choices averaging 2,860 square feet and ranging in size from 1,720 square feet to 4,140 square feet.  The smaller homes are currently expected to be offered at prices starting in the low to mid $1 millions and the larger homes are currently expected to start in excess of $2 million. However, there can be no assurance in that regard, or as to the absence of any delays.

The Company’s net income of $5.6 million reflects only homebuilding operations as compared with 2005, when the Company reported net income of $28.4 million, or $2.70 per diluted share, which reflected gross operating profit of $35.5 million from Bolsa Chica land sales. The results for 2005 also reflected $12.5 million of gross operating profit from the delivery of 113 homes, partially offset by $7.1 million of net operating expenses, which were primarily selling, general and administrative expenses, and a provision for income taxes of $12.5 million. The 2005 tax provision reflected a non-recurring income tax benefit of $4.7 million, primarily resulting from the reversal of valuation allowances on post-reorganization net operating losses in the first quarter of 2005.

The Company generated $1.1 million more in gross operating profit from home sales during 2006 compared with 2005 as a result of delivering 34 more homes. However, the gross operating profit reflects reduced margins of 14.2% in 2006 compared with 19.9% in 2005, primarily due to sales price reductions and the use of incentives in order to be competitive in today’s market.

Fourth quarter homebuilding revenues decreased $4.5 million to $24.2 million, primarily due to the decrease in the number of deliveries to 34 homes in the fourth quarter of 2006, as compared with 54 homes delivered in the same period of 2005. The Company generated $2.7 million less in gross operating profit from home sales during the fourth quarter of 2006 compared with the same period of 2005.  This decrease reflects the reduced number of deliveries, as well as lower margins discussed below. The gross operating profit for the fourth quarter of 2006 was partially offset by $300,000 of operating expenses and tax expense of $800,000. During the fourth quarter of 2005, the Company reported gross operating profit of $40.5 million generated by $35.5 million from Bolsa Chica land sales and $5.0 million from deliveries of 54 homes, which was offset by net operating expenses of $3.0 million and income tax expense of $15.5 million.

  The average sales price of homes delivered in the fourth quarter of 2006 increased to $711,800 from $531,500 during the same period of 2005, primarily reflecting the higher price level of homes in the Inland Empire delivered in the current period compared with a majority of the homes delivered in 2005 located in Lancaster.  The current quarter’s homebuilding gross margin decreased to 9.5% compared with the prior period homebuilding gross margin of 17.4%. This decrease primarily reflects the recent slowdown in the Southern California housing market and significantly lower levels of price appreciation since acquisition of the land underlying the homes delivered during the fourth quarter of 2006.

During 2006, net new orders decreased 56% to 82 homes compared with 188 orders during 2005. Our cancellations increased to 33 for the year ended December 31, 2006, compared with 32 for the comparable period of 2005. Cancellations as a percentage of new orders increased to 29% during 2006 compared with 15% for 2005.  At the same time, backlog as of December 31, 2006 decreased to 17 homes compared with 83 homes as of December 31, 2005, while the value of homes in backlog decreased to $10.9 million from $54.9 million. The Company’s inventory of unsold homes increased to 46 as of December 31, 2006 compared with only one unsold home at the end of 2005. The Company is adjusting prices for standing inventory in an effort to sell these homes at an orderly rate.

The slowdown in the Inland Empire and Lancaster markets reflects an overall softening of current demand for new homes, as well as an oversupply of homes available for sale. The Company attributes the reduction in demand to reduced affordability of new homes due to rapid price increases between 2002 and 2005 and declines in consumer confidence related to concerns on the part of prospective home buyers about the future direction of home prices and their inability to sell existing homes. In addition, many of the large national homebuilders operating in the Inland Empire and Lancaster’s markets are attempting to reduce their inventories by offering incentives and / or lowering prices.

Despite this slowdown, the Company remains cautiously optimistic about the future growth of its business, given the potential of its Brightwater project. The Company has traditionally employed a conservative approach to managing its real estate inventories and believes it is well-positioned to withstand the effects of the market downturn as it unfolds.

The Company currently has active homebuilding projects in the Inland Empire areas of Riverside and San Bernardino Counties; Lancaster in northern Los Angeles County; and Huntington Beach in Orange County.  As of December 31, 2006, the Company has an inventory of 797 owned lots, reduced by 16% compared with the 944 lots owned and controlled a year ago. This decrease reflects the absence of acquisitions during the past 12 months.

The nature of the Company’s business is such that the number, location and specific market conditions of active selling communities over any given time period may cause significant fluctuations in operating results from quarter-to-quarter and from year-to-year.

The Company is a residential land development and homebuilding company operating in Southern California. The Company’s principal subsidiaries are Signal Landmark and Hearthside Homes, Inc. Signal Landmark owns 110 acres on the Bolsa Chica mesa, where construction commenced in June 2006 for the development of 356 single-family homes in the Brightwater residential community. Brightwater represents one of the last opportunities to develop a master-planned community on the Southern California coast. Hearthside Homes has delivered over 2,000 homes to families throughout Southern California since its formation in 1994.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of regulatory approval processes or administrative proceedings, cash flows or sales, and other statements contained herein that are not historical facts.

These statements also include but are not limited to statements regarding: the Company’s platform for continued growth; demographic trends driving long-term demand; the Company’s strategic focus on growing in existing markets; the Company’s focus on generating strong financial returns and conservatively managing its balance sheet; the outlook for the housing sector, including the relative impact of interest rates, jobs, land constraints, demographic trends and the availability of mortgage financing; the employment outlook, the Company’s ability to capitalize on the supply-demand imbalance in housing; housing market conditions in the markets in which the Company operates; orders and backlog; the Company’s lot supply; the Company’s expected earnings, home deliveries and revenues; expected average home prices; the Company’s expected homebuilding gross margin percentage; and expected joint venture income and deliveries.

Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors – many of which are out of the Company’s control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied.  Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for residential real estate; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation; including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; the significant amount of the Company’s debt and the impact of restrictive covenants in its loan agreements; adverse weather conditions and natural disasters; environmental matters; future business decisions and the Company’s ability to successfully implement its operational, growth and other strategies; litigation and warranty claims; and other risks. For a further discussion of these and other risks and uncertainties applicable to the Company’s business, see the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006, its Annual Report on Form 10-K for the year ended December 31, 2006 and its other future and past public filings with the Securities and Exchange Commission (“SEC”), all of which may be obtained free of charge through the website maintained by the SEC at http://www.sec.gov.

The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

***TABLES FOLLOW***

CALIFORNIA COASTAL COMMUNITIES, INC

SELECTED FINANCIAL AND OPERATING INFORMATION

($ in millions, except per home data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006		2005

Homes delivered	34	54	147		113

Home sales revenue	$24.2	$28.7	$95.7		$62.7	(a)
Cost of sales	21.9	23.7	82.1		50.2

Gross operating profit from homebuilding	$2.3.7	$5.0	$13.6		$12.5

Gross margin percentage	9.5%	17.4%	14.2%		19.9%

PER HOME DATA

Average sales price (b)	$711,800	$531,500	$651,000		$554,900

Average gross margin (b)	$67,600	$92,600	$92,500		$110,600

NUMBER OF ACTIVE COMMUNITIES	6	3	6		3

NET NEW ORDERS	20	24	82		188

LOT INVENTORY AND BACKLOG
Backlog of homes sold, but not completed at end of period			3		83

Completed homes in inventory, and in escrow			14		—

Total backlog			17		83

Completed homes in inventory, unsold			46		1

Entitled lots owned at end of period			734	(c)	860	(c)

Total homes and lots			797		944

ESTIMATED VALUE OF BACKLOG

Backlog of homes sold, but not completed at end of period			$1.2		$54.9

Completed homes in inventory, and in escrow			9.7		—

Total value of backlog			$10.9		$54.9

(a)                       Excludes approximately $66.8 million from sales of land at Bolsa Chica in 2005.

(b)                      Changes are primarily due to changes in product mix and location, and the absence of price appreciation in 2006.

(c)                       Includes 356 lots at the Brightwater project on the Company’s 105-acre Bolsa Chica mesa property.

CALIFORNIA COASTAL COMMUNITIES, INC

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in millions, except per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues
Homebuilding	$24.2	$28.7	$95.7	$62.7
Non-residential land (a)	—	66.8	—	66.8
	24.2	95.5	95.7	129.5
Costs of sales
Homebuilding	21.9	23.7	82.1	50.2
Non-residential land	—	31.3	—	31.3
	21.9	55.0	82.1	81.5
Gross operating profit (a)	2.3	40.5	13.6	48.0

Selling, general and administrative expenses (b)	.3	1.9	5.0	5.3
Interest expense	—	—	.1	.1
Income from unconsolidated joint ventures	—	—	(.2)	(.1)
Other expense (income), net	—	1.0	(.8)	1.4

Income before income taxes	2.0	37.6	9.5	41.3

Provision for income taxes (c)	.8	15.5	3.9	12.5

Minority interest in income of consolidated joint venture	—	.1	—	.4

Net income	1.2	22.0	5.6	28.4

Other comprehensive income (loss), net of income taxes:
Minimum pension liability adjustment	.3	(.1)	.3	.8

Comprehensive income	$1.5	$21.9	$5.9	$29.2

Net earnings per common share:
Basic	$.11	$2.15	$.54	$2.78
Diluted	$.11	$2.11	$.53	$2.70

Common equivalent shares:
Basic	10.9	10.2	10.4	10.2
Diluted	10.9	10.5	10.6	10.5
Special dividend paid per common share outstanding	$12.50	$—	$12.50	$—

(a)          Bolsa Chica land sales generated revenues and gross operating profit of $66.8 million and $35.5 million, respectively, for the 2005 periods.

(b)         Selling, general and administrative expenses for the fourth quarter of 2006 reflect a reduction in incentive-based compensation related to decreased profitability at our homebuilding subsidiary after internally-charged interest costs.

(c)          The provision for income taxes for the year ended December 31, 2005 reflects a tax benefit of $4.7 million for the reversal of valuation allowances on post-reorganization NOLs.

CALIFORNIA COASTAL COMMUNITIES, INC.

BALANCE SHEETS

(in millions, except per share amounts)

	December 31,	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$10.6	$7.7
Short-term investments	.5	30.3
Restricted cash	14.6	2.3
Real estate inventories	264.8	253.6
Deferred tax assets	34.7	35.4
Other assets, net	7.1	1.1
Total assets	$332.3	$330.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued liabilities	$13.1	$17.4
Senior secured project revolver	18.3	—
Senior secured term loan	125.0	—
Other project debt	44.9	57.9
Other liabilities	7.5	7.9
Total liabilities	208.8	83.2
Minority interest	—	.3
Stockholders’ equity (a)	123.5	246.9
	$332.3	$330.4
Shares outstanding (b)	10.9	10.2
Stockholders’ equity per common share (c)	$11.33	$24.21

(a)                                  Decrease since December 31, 2005 reflects a special dividend of $135.7 million, offset by stock options exercised and related tax benefits of $6.3 million, net income of $5.6 million, minimum pension liability adjustment of $300,000 net of taxes, and $100,000 related to stock-based compensation expense.

(b)                                 Excludes outstanding options for 17,500 and 699,996 shares, respectively.

(c)                                  The Company believes that stockholders’ equity per common share, which is computed by dividing stockholders’ equity by common shares outstanding at the end of each period, is a useful supplemental measure of the strength of the Company’s balance sheet and an indicator of the historical carrying value of the Company’s net assets.